EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Apple iSports Signs Joint Venture Agreement with Apple iCasino

Irvine, CA, March 1, 2026 – Apple iSports (OTC-QB: AAPI) (“Company” or “Apple iSports” or “AiS”), a gaming, entertainment, and technology services company, is pleased to announce it has signed a Joint Venture Agreement (“Agreement “or “JV Agreement”) with AiC Enterprises LLC, Belize ("AiC"), a premier, online gaming company.

Key Highlights

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AiS and AiC have entered into a JV Agreement to supply a gaming products platform and technical services to business enterprises and consumer clients. Additionally, AiS has licensed the “apple-i” brand to AiC, which both companies will jointly promote in the gaming ecosystem.

◾	The Board of Directors of both AiC Enterprises and Apple iSports approved the Agreement, which was executed with legal effect on February 28, 2026 (Asia-Pacific time).

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AiC will utilize the appleiCasino brand name in accordance with the provisions of the JV Agreement. The Company will be led by Mr. Michael Cho, the CEO and a major shareholder of AiC, and his executive management team.

◾	The Board of Directors of Apple iSports will apply its significant management skills and industry relationships pursuant to the JV Agreement’s core business principles and objectives.

Key Strategic and Financial Rationale

Apple iSports has entered into the Agreement to maximize its opportunities to execute strategic transactions and to align with its stated business strategy. This Agreement will allow AiS to continue pursuing its ambitions and excellent relationships within the gaming and entertainment communities.

In conjunction with AiC, the Agreement will facilitate and promote gaming revenue streams from business-to-business (B2B) and consumer (B2C) channels, positioning both companies to become highly credible players in the delivery of global online gambling services.

Mr. Michael Cho, CEO of AiC, stated, “The Joint Venture Agreement with Apple iSports represents a pivotal moment in our expansion. By aligning our technical infrastructure with the Apple iSports brand, we are set to redefine the user experience in the digital sector.”

Joe Martinez, CEO and Chairman of Apple iSports, commented, “This Agreement will allow the Company to pursue its stated objectives and service offerings to B2B and B2C in a rapidly growing sector. AiS will leverage the Joint Venture and further anticipated business acquisitions as we seek to become a NASDAQ mainboard-listed company.”

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About AiC Enterprises LLC, Belize

AiC’s primary thesis is its Technical Equity, the result of multi-year specialized research, development, and engineering. This asset creates a significant “Time-to-Market” advantage, representing a technical maturity that far exceeds the standard lifecycle of a new market entrant. Its proprietary B2C infrastructure is the culmination of high-velocity development, focusing on the intersection of high-stakes wagering and decentralized finance. This includes:

a)	UX & Conversion Engineering: optimized for high-concurrency mobile performance to eliminate user friction;

b)	Secure Payment Rails: custom-built integrations for near-instant transaction settlement;

c)	Aggregator Ecosystem: a seamless API architecture integrating over 2,500+ premium titles from world-class providers into a unified, high-performance lobby.

The “crown jewel” of AiC’s digital asset portfolio is its Apple iGaming intelligence layer – an advanced application featuring:

a)	Custom Behavioural Architecture: proprietary model architectures and fine-tuning algorithms designed for real-time player analysis;

b)	Predictive Systems: specialised models and data systems for autonomous value-discovery and predictive retention;

c)	B2B SaaS Productization: AiC is currently transitioning these technologies into a commercial B2B SaaS suite, including API dissemination and robust data security protocols.

For additional information about appleiCasino, please visit:

◾	https://appleicasino.com.

◾	https://www.canva.com/design/DAHAeF7PdmI/u_oUZsKqboUMuhYT2RX-nw/edit

About Apple iSports Group

Apple iSports is a rapidly emerging provider of gaming, entertainment, and technology services to B2B and B2C. The Company’s core businesses include gaming, wagering, and ecosystem solutions.

The management team behind Apple iSports has over four decades of experience in gaming and wagering across regulated markets such as Australia, the U.K., and Europe. The Company now brings that experience to the U.S., complemented by the team in the U.S. with years of powerful corporate and financial capabilities.

For additional information about the Apple iSports platform, please visit.

◾	https://appleisports.com.

◾	Corporate and investor information at https://corporate.appleisports.com.

Special Note Regarding Forward-Looking and Cautionary Statements

This release contains forward-looking financial information related to the Company’s strategic growth initiatives. Actual results may differ due to market conditions and other factors. Apple iSports Group, Inc. assumes no obligation to update forward-looking statements except as required by law.

Media Contact:

Cathy Verlench

Controller & Head of Media Relations

Apple iSports

949-247-4210

cathy.verlench@appleisports.com

www.appleisports.com

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